THIRD AMENDMENT TO SPONSORSHIP AGREEMENT

This Third Amendment to Sponsorship Agreement is made effective as of May 7, 2021 (this "**Amendment**"), by and between Jacksonville Jaguars, LLC, a Delaware limited liability company ("**Club**"), and ARC Group, Inc., a Nevada corporation (owner and operator of Dick's Wings and Grill) ("**Sponsor**", and together with Club, the "**Parties**", and each, a "**Party**").

A. The Parties have entered into the Sponsorship Agreement dated as of November 27, 2017, as amended by its First Amendment to Sponsorship Agreement dated as of July 9, 2019, and as further amended by its Second Amendment to Sponsorship Agreement dated as of August 18, 2020 (as further amended, supplemented, or otherwise modified from time to time, collectively, the "**Existing Agreement**"). Pursuant to the Existing Agreement, Club grants Sponsor certain sponsorship inventory.

B. Club and Sponsor desire to amend the Existing Agreement to modify its terms.

NOW, THEREFORE, in consideration of the promises set forth above and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Definitions. Capitalized terms used and not defined in this Amendment have the respective meanings assigned to them in the Existing Agreement. All references in the Existing Agreement or any other document to "the Agreement" or otherwise to the Existing Agreement shall mean the Existing Agreement as amended hereby.

2. Amendment to Section 1. Section 1 of the Existing Agreement shall be deleted in its entirety and replaced with the following:

> "1. **Term of Agreement**. This Agreement shall be binding on the parties hereto as of the Effective Date. The term of this Agreement (the "Term") shall be deemed to have commenced as of April 1, 2018 (the "Effective Date") and shall expire upon the later of: (a) the conclusion of the 2022/23 NFL season and (b) the last day in February 2023 (such expiration date, the "Scheduled Expiration Date"), unless sooner terminated pursuant to the terms of this Agreement."

3. Amendment to Section 3(a). Section 3(a) of the Existing Agreement shall be deleted in its entirety and replaced with the following:

> "(a) In consideration for the Benefits, during each Contract Year of the Term, Sponsor shall pay Club, in accordance with this Section 3(a) and Section 2(d) of the Terms and Conditions, the amount set forth next to the applicable Contract Year below (the "Annual Fee").

First Contract Year (2018/19):	**$200,000**
Second Contract Year (2019/20):	**$500,000**
Third Contract Year (2020/21):	**$150,000**
Fourth Contract Year (2021/22):	**$100,000**
Fifth Contract Year (2022/23):	**$105,000**

> Club acknowledges payment of the First, Second and Third Contract Year Annual Fees. Sponsor shall pay Club the Annual Fee for each remaining Contract Year of this Agreement in four (4) equal installments, each due on or prior to July 1, August 1, September 1 and October 1 of the applicable Contract Year."

4. Amendment to Exhibit A. Exhibit A of the Existing Agreement shall be deleted in its entirety and replaced with the Exhibit A attached hereto and incorporated by reference into the Existing Agreement.

5. Effectiveness. The parties acknowledge and agree that the effectiveness of this Amendment is conditioned upon Sponsor's compliance with the terms hereof, specifically with respect to Sponsor's payment obligations set forth in Section 3(a) of the Agreement as amended hereby. For the Fourth and Fifth Contract Year, if Club does not receive payment in full for any installment as and when due or Sponsor otherwise defaults under any of its payment obligations hereunder, this Amendment shall immediately become null and void and the First Amendment shall be reinstated in its entirety as it relates to the Term and Annual Fee amounts and Club shall have the right to seek all remedies available to Club at Law or in equity.

6. No Amendments. Except as set forth in Sections 2-5, the execution, delivery and performance of this Amendment does not amend or waive any right, power, remedy or obligation of either Party under the Existing Agreement.

7. Miscellaneous. Sections 10-12 of the Existing Agreement apply to this Amendment, *mutatis mutandis*.

IN WITNESS WHEREOF, the Parties have executed and delivered this Third Amendment to Sponsorship Agreement as of the date first written above.

JACKSONVILLE JAGUARS, LLC	**ARC GROUP, INC.**
By: ____________________	By: [signature]
Scott Massey	Seenu Kasturi
Senior Vice President, Corporate Partnerships	CEO

EXHIBIT A

Sponsorship Benefits

For purposes of clarity, the Benefits set forth on this Exhibit A are subject to the terms and conditions of this Agreement, including the Club Approval Rights under Section 5 of the Terms and Conditions.

1. **STADIUM SIGNAGE**

   a. **Ribbon LED Signage**: During each quarter of each preseason and regular season Jaguars Home Game, Sponsor shall receive thirty seconds (:30) of real-time (and not game-clock time) of display of a Sponsor Mark on the lower LED ribbon board above the south end zone of the Stadium. The exact timing of each display shall be determined by Club.

   b. **Corner Board LED Signage**: Sponsor shall receive one (1) thirty second (:30) spot per quarter of each preseason and regular season Jaguars Home Game for display of an advertisement of the Sponsor Business. The advertisements shall be displayed on the LED video boards located on the bases of each light tower located in two (2) corners of the Stadium. The exact timing of each advertisement shall be determined by Club.

   c. **Concourse Signage**: Sponsor shall receive display of a Sponsor Mark or Advertisement on four (4) advertising panels (the approximate size of each shall be determined by Club) at certain locations on the Stadium concourses to be displayed during each preseason and regular season Jaguars Home Game. The exact location of each panel shall be mutually agreed upon between Sponsor and Club.

2. **DIGITAL**

   a. **Jaguars Gameday Radio Spots**: During each Contract Year, Sponsor shall receive one (1) thirty second (:30) spot for broadcast of an advertisement of the Sponsor Business broadcasted on Club's primary radio partner to rotate across the initial broadcasts of any of the following Club gameday radio programming: Club's *Pregame Show*; (ii) preseason and regular season in-Game broadcasts; and/or (iii) Club's *Postgame Show*, (for a total of twenty (20) spots each NFL season during the Term). The exact timing of broadcast of each spot shall be determined by Club or Club's primary radio partner.

   b. **Second Screen Experience**: Sponsor shall receive display of a Sponsor Mark as part of a brand takeover of modules (three (3) on desktop, one (1) on mobile) within Club's second screen experience (available via a vanity URL to be determined by Club for desktop and mobile) for one (1) minute per quarter of each regular season Team Game. The exact timing of each spot shall be determined by Club.

3. **PRINT**

   a. **Teal Deal**: During each Contract Year, Sponsor shall receive inclusion of one (1) full page offer displaying a Sponsor Mark in respect of the Sponsor Business in Club's official Teal Deal booklet. The exact size and placement of the offer shall be determined by Club